EXHIBIT 5.1

         [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]






                                                             212-859-8000
August 18, 1998                                          (FAX: 212-859-4000)


Sola International Inc.
2420 Sand Hill Road
Menlo Park, California 94025

Ladies and Gentlemen:

          We are acting as special counsel to Sola International Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,690,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), which may be issued pursuant to options which may be granted under the Amended and Restated 1998 Sola International Inc. Stock Option Plan (the "Plan"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

          In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

          In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents, certificates and oral or written statements and other information of or from representatives of the Company and others, and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan and upon receipt by the Company of the consideration therefor in accordance with the Plan, will be validly issued, fully paid and non-assessable.

          The opinion expressed herein are limited to the laws of the United States of America and the laws of the State of New York and the General Corporation Law of the State of Delaware, as currently in effect. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof for any other reason.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the registration of the Shares. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

          The opinion expressed herein is solely for your benefit and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.

                                        Very truly yours,

                             FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                             By:         /s/ Frederick H. Fogel
                                -------------------------------------------
                                             Frederick H. Fogel